Press Release

CECO Environmental Announces Appointment of Laurie A. Siegel to its Board of Directors

DALLAS (September 11, 2023) -- CECO Environmental Corp. (Nasdaq: CECO), a leading environmentally focused, diversified industrial company whose solutions protect people, the environment, and industrial equipment, today announced Laurie A. Siegel has joined its board of directors. In connection with Ms. Siegel's appointment to the Board, the Board also appointed her to the Compensation Committee of the Board.

Siegel brings more than 30 years of experience across diversified industrial companies, as well as leading consulting and advisory firms. Prior to founding LAS Advisory Services, she was the Chief Human Resource Officer at Tyco International during a decade of profound cultural and operational progress. Earlier in her career she held senior executive positions at Honeywell. She currently serves on the boards of Lumen Technologies and FactSet, where she chairs the Human Resource and Compensation Committee at both companies. She also serves on three not-for-profit boards, Direct Relief, Understood for All and KCLU public radio.

“We are pleased to welcome Laurie to the CECO organization, as her extensive background and broad industry experience makes her a tremendous asset to the company,” said Jason DeZwirek, chairman, CECO Environmental. “I look forward to working closely with her to help advance the CECO agenda to drive ongoing progress toward our growth and value creation goals.”

Added CECO Chief Executive Officer Todd Gleason, “Laurie brings a tremendous breadth of relevant industry experience as well as a deep understanding of how to develop and sustain high performance cultures. We are proud of the execution on our strategic programs over the past few years and by adding seasoned talent to our board of directors, such as Laurie, we are even more optimistic about our future.”

Siegel earned a Bachelor of Arts from the University of Michigan and a Master of City and Regional Planning from Harvard, as well as an MBA from Harvard Business School.

ABOUT CECO ENVIRONMENTAL

CECO Environmental is a leading environmentally focused, diversified industrial company, serving a broad landscape of industrial air, industrial water and energy transition markets across the globe through its key business segments: Engineered Systems and Industrial Process Solutions. Providing innovative technology and application expertise, CECO helps companies grow their business with safe, clean, and more efficient solutions that help protect people, the environment and industrial equipment. In regions around the world, CECO works to improve air quality, optimize the energy value chain, and provide custom solutions for applications including power generation, petrochemical processing, general industrial, refining, midstream oil and gas, electric vehicle production, poly silicon fabrication, battery recycling, beverage can, and water/wastewater treatment along with a wide range of other applications. CECO is listed on Nasdaq under the ticker symbol "CECO." Incorporated in 1966, CECO’s global headquarters is in Dallas, Texas. For more information, please visit www.cecoenviro.com.

Company Contact:

Peter K. Johansson, Chief Financial and Strategy Officer

(888) 990-6670

investor.relations@onececo.com

Investor Relations Contact:

Steven Hooser or Jean Marie Young

Three Part Advisors

Press Release

214-872-2710

Investor_Relations@OneCECO.com

News Media:

Kimberly Plaskett, Corporate Communications Director

CECO-Communications@onececo.com

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